Exhibit 99.1

FOR RELEASE

Unitil Files for a Change in Electric Distribution Rates for New Hampshire Customers

HAMPTON, N.H., APRIL 2, 2021 — Unitil Corporation (NYSE: UTL) (www.unitil.com) announced today that its New Hampshire electric distribution utility, Unitil Energy Systems, Inc., (“UES” or the “Company”) filed a base rate case with the New Hampshire Public Utilities Commission (the “Commission”) requesting approval to change distribution rates for all customers. This filing will be subject to comprehensive review by the Commission in a base rate case proceeding that may last up to a year or more. The Company’s last base rate case was filed in 2016.

UES’s multi-year rate filing includes proposed initiatives to advance New Hampshire’s energy, environmental, and regulatory policies, and to enable customers to adopt new technologies and better manage their energy consumption. Those proposals include foundational investments needed to modernize the electric grid, time of use rates for electric vehicle charging and other residential uses, an electric vehicle infrastructure development program, a revenue decoupling mechanism, resiliency programs to further the Company’s commitment to reliability, and an arrearage management program for customers experiencing difficulty in paying their energy bills. The Company’s proposal also includes certain provisions intended to mitigate the rate filing’s effect on customer rates, and to limit future rate increases.

UES requested an electric base rate increase of $11.99 million, or 4.4 percent over total annual revenue at present rates. If the rates are approved as filed, the typical residential electric customer using an average of 600 kWh a month would see an increase of $9.87 per month, or 8.2 percent. Effects on individual customers will vary depending on rate class and usage characteristics.

About Unitil Corporation

Unitil Corporation provides energy for life by safely and reliably delivering natural gas and electricity in New England. We are committed to the communities we serve and to developing people, business practices, and technologies that lead to the delivery of dependable, more efficient energy. Unitil Corporation is a public utility holding company with operations in Maine, New Hampshire and Massachusetts. Together, Unitil’s operating utilities serve approximately 107,100 electric customers and 85,600 natural gas customers. For more information about our people, technologies, and community involvement please visit www.unitil.com.

6 Liberty Lane West

Hampton, NH 03842

T 603.772.0775

www.unitil.com

For more information please contact:

Todd Diggins – Investor Relations	Alec O’Meara – Media Relations
Phone: 603-773-6504	Phone: 603-773-6404
Email: diggins@unitil.com	Email: omeara@unitil.com

6 Liberty Lane West

Hampton, NH 03842

T 603.772.0775

www.unitil.com